EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS 2015 ANNUAL EPS GROWTH OF 73% TO $1.09

FOURTH QUARTER EPS RISES TO $0.42

PITTSBURGH–March 2, 2016 - American Eagle Outfitters, Inc. (NYSE:AEO) today reported EPS of $0.42 for the fourth quarter ended January 30, 2016, a 17% increase from EPS from continuing operations of $0.36 for the comparable quarter last year.

The company also announced EPS from continuing operations of $1.09 for the year ended January 30, 2016, compared to adjusted EPS from continuing operations of $0.63 for the year ended January 31, 2015, a 73% increase. The EPS figures refer to diluted earnings per share.

Jay Schottenstein, Chief Executive Officer commented, “Initiatives to strengthen our merchandise and improve operational execution fueled strong results in 2015. The American Eagle brand delivered solid growth and Aerie exceeded our expectations.”

“As broadly reported, the fourth quarter was a challenging period for the apparel industry due to a number of macro factors. Despite this, we achieved sales growth and a modest increase in operating income. We are encouraged that our spring season is off to a good start against positive results last year. Our focus in 2016 will center on continuous merchandise improvements, elevating our efforts on customer acquisition and optimizing the strength of our operations and brands. I’m confident in our ability to drive further growth and deliver shareholder returns,” he continued.

Fourth Quarter 2015 Results

•	Total net revenue increased 3% to $1.11 billion from $1.07 billion last year.

•	Consolidated comparable sales increased 4%, compared to flat comparable sales last year.

•	Gross profit increased 3% to $388 million and the gross margin rate remained flat to last year at 35.1% of revenue. A slight improvement in markdowns, favorable product costs and lower rent expense were offset by higher incentive costs. Delivery costs related to a strong direct business also increased.

•	Selling, general and administrative expense of $233 million increased 3% from $227 million last year. The increase in dollars was primarily the result of higher incentive costs and planned investments in digital marketing, which were offset by a one-time gain on the sale of the previously closed Warrendale, PA distribution center. As a rate to revenue, SG&A leveraged 10 basis points to 21.1%.

•	Operating income increased 3% to $116 million from $112 million last year, and the operating margin remained flat to last year at 10.5% as a rate to revenue.

•	The tax rate was 27.9% in the quarter as the result of income tax settlements, higher federal tax credits, and tax strategies.

•	EPS of $0.42 increased 17% from EPS from continuing operations of $0.36 last year.

Fiscal Year 2015 Results

The following discussion is based on Non-GAAP results, as presented in the accompanying GAAP to Non-GAAP reconciliation.

•	Total net revenue increased 7% to $3.52 billion from $3.28 billion last year.

•	Consolidated comparable sales increased 7%, compared to a 5% decrease last year.

•	Gross profit increased 13% to $1.3 billion and leveraged 180 basis points to 37.0% as a rate to revenue. The improvement in the gross margin was primarily due to lower markdowns and rent leverage, partially offset by higher incentive costs.

•	Selling, general and administrative expense of $835 million increased 3%, and leveraged 90 basis points to 23.7% as a rate to revenue. Savings that resulted from expense reduction initiatives offset higher incentive costs related to strong sales and margin performance.

•	Operating income increased 55% to $320 million. The operating margin increased 280 basis points to 9.1%.

•	EPS from continuing operations of $1.09 increased 73% from adjusted EPS from continuing operations of $0.63 last year.

Inventory

Total merchandise inventories at the end of the fourth quarter increased 9% to $305 million compared to $279 million last year, consistent with our guidance. The increase is primarily due to earlier receipts, as the company lapped last year’s delays caused by the port slow down. Inventories are well positioned, with clearance units down in the high single digits. First quarter 2016 ending inventory at cost is expected to be down in the low single digits.

Capital Expenditures

In 2015, capital expenditures totaled $153 million. For fiscal 2016, the company expects capital expenditures to be in the range of $160 to $170 million.

Cash, Share Repurchases

The company ended the quarter with total cash of $260 million compared to $411 million last year. During the quarter, the company repurchased 14.6 million shares for $212 million. The remaining authorization under the current repurchase program is for 2.8 million shares, which expires on January 28, 2017.

Store Information

In the quarter, the company closed 21 AE and 1 Aerie stand alone stores. Internationally, the company opened 15 licensed stores during the quarter, including the first stores in Bahrain and Oman. Since the beginning of Fiscal 2014, the company has closed 76 AE and 26 Aerie stores. The company continues to expect to meet its goal of closing 150 stores by the end of Fiscal 2016. For additional fourth quarter 2015 actual and fiscal 2016 projected store information, see the accompanying table.

First Quarter Outlook

Based on an anticipated mid single digit increase in comparable sales, management expects first quarter 2016 EPS to be approximately $0.17 to $0.19. This guidance excludes potential asset impairment and restructuring charges, and compares to EPS of $0.15 last year.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 4:15 p.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 141 international stores operated by licensees in 22 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including first quarter 2016 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters, Inc.
Kristen Zaccagnini, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 30,	January 31,
	2016	2015
	(unaudited)
ASSETS
Cash and cash equivalents	$260,067	$410,697
Merchandise inventory	305,178	278,972
Accounts receivable	80,912	67,894
Prepaid expenses and other	77,218	70,477

Total current assets	723,375	828,040

Property and equipment, net	703,586	698,227
Intangible assets, net	51,832	47,206
Goodwill	17,186	13,096
Non-current deferred income taxes	64,927	73,137
Other assets	51,340	37,202

Total Assets	$1,612,246	$1,696,908

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$182,789	$191,146
Accrued compensation and payroll taxes	79,302	44,884
Accrued rent	77,482	78,567
Accrued income and other taxes	22,223	33,110
Unredeemed gift cards and gift certificates	48,274	47,888
Current portion of deferred lease credits	12,711	12,969
Other current liabilities and accrued expenses	40,901	50,529

Total current liabilities	463,682	459,093

Deferred lease credits	50,104	54,516
Non-current accrued income taxes	4,566	10,456
Other non-current liabilities	42,518	33,097

Total non-current liabilities	97,188	98,069

Commitments and contingencies	—	—
Preferred stock	—	—
Common stock	2,496	2,496
Contributed capital	590,820	569,675
Accumulated other comprehensive income	(29,868)	(9,944)
Retained earnings	1,659,267	1,543,085
Treasury stock	(1,171,339)	(965,566)

Total stockholders’ equity	1,051,376	1,139,746

Total Liabilities and Stockholders’ Equity	$1,612,246	$1,696,908

Current Ratio	1.56	1.80

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	January 30,	% of	January 31,	% of
	2016	Revenue	2015	Revenue
Total net revenue	$1,105,828	100.0%	$1,071,853	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	717,877	64.9%	696,043	64.9%

Gross profit	387,951	35.1%	375,810	35.1%
Selling, general and administrative expenses	233,020	21.1%	226,721	21.2%
Depreciation and amortization	39,295	3.5%	36,879	3.4%

Operating income	115,636	10.5%	112,210	10.5%
Other (expense) income, net	(2,262)	-0.2%	1,552	0.1%

Income before income taxes	113,374	10.3%	113,762	10.6%
Provision for income taxes	31,668	2.9%	43,688	4.1%

Income from continuing operations	81,706	7.4%	70,074	6.5%
Loss from discontinued operations, net of tax	—	0.0%	(8,465)	-0.7%

Net income	$81,706	7.4%	$61,609	5.8%

Basic income per common share:
Income from continuing operations	$0.43		$0.36
Loss from discontinued operations	—		(0.04)

Net income per basic share	$0.43		$0.32

Diluted income per common share:
Income from continuing operations	$0.42		$0.36
Loss from discontinued operations	—		(0.04)

Net income per diluted share	$0.42		$0.32

Weighted average common shares outstanding - basic	191,697		194,606
Weighted average common shares outstanding - diluted	194,259		195,627

	52 Weeks Ended
	January 30, 2016	% of Revenue	January 31, 2015	% of Revenue
Total net revenue	$3,521,848	100.0%	$3,282,867	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	2,219,114	63.0%	2,128,193	64.8%

Gross profit	1,302,734	37.0%	1,154,674	35.2%
Selling, general and administrative expenses	834,700	23.7%	806,498	24.6%
Loss on impairment of assets	—	0.0%	33,468	1.0%
Restructuring charges	—	0.0%	17,752	0.6%
Depreciation and amortization	148,156	4.2%	141,191	4.3%

Operating income	319,878	9.1%	155,765	4.7%
Other income, net	1,993	0.0%	3,737	0.1%

Income before income taxes	321,871	9.1%	159,502	4.8%
Provision for income taxes	108,580	3.1%	70,715	2.2%

Income from continuing operations	213,291	6.0%	88,787	2.6%
Gain (loss) from discontinued operations, net of tax	4,847	0.1%	(8,465)	-0.2%

Net income	$218,138	6.1%	$80,322	2.4%

Basic income per common share:
Income from continuing operations	$1.10		$0.46
Gain (loss) from discontinued operations	0.02		(0.04)

Net income per basic share	$1.12		$0.42

Diluted income per common share:
Income from continuing operations	$1.09		$0.45
Gain (loss) from discontinued operations	0.02		(0.04)

Net income per diluted share	$1.11		$0.42

Weighted average common shares outstanding - basic	194,351		194,437
Weighted average common shares outstanding - diluted	196,237		195,135

AMERICAN EAGLE OUTFITTERS, INC.

GAAP to Non-GAAP reconciliation

(Dollars in thousands)

(unaudited)

	52 Weeks Ended January 31, 2015
	Operating income	Diluted income per common share
GAAP Basis from Continuing Operations	$155,765	$0.46
Add back: Asset Impairment and Corporate Overhead Reduction Charges(1):	51,220	0.17

Non-GAAP Basis from Continuing Operations	$206,985	$0.63

% of Total Net Revenue	6.3%

(1)	Non-GAAP adjustments consist of $33.5 million of corporate and store asset impairments and $17.7 million of severance and related employee costs and corporate charges.

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Fourth Quarter Comparable Sales
	2015	2014
American Eagle Outfitters, Inc. (1)	4%	0%

AE Total Brand (1)	3%	-1%
aerie Total Brand (1)	26%	13%

	Fiscal Year Comparable Sales
	2015	2014
American Eagle Outfitters, Inc. (1)	7%	-5%

AE Total Brand (1)	7%	-6%
aerie Total Brand (1)	20%	6%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Fourth Quarter 2015	Fiscal Year 2015	Fiscal 2016 Guidance
Consolidated stores at beginning of period	1,068	1,056	1,047
Consolidated stores opened during the period
AE Brand	—	21	15-20
aerie	—	1	10
Tailgate Clothing Co.	1	1	1-2
Consolidated stores closed during the period
AE Brand	(21)	(27)	(30) - (35)
aerie	(1)	(5)	(15)

Total consolidated stores at end of period	1,047	1,047	1,028-1,029

Stores remodeled and refurbished during the period	4	28	55 - 65
Total gross square footage at end of period	6,601,112	6,601,112	Not Provided

International license locations at end of period (1)	141	141	174

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.